UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2011

NN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23486	62-1096725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Waters Edge Drive Johnson City, Tennessee		37604
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (423)743-9151

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFT 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFT 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFT 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17CFT 240.13c-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 30, 2011, NN amended its $100 million revolving credit agreement agented by Keybank and its long-term loan agreement with Prudential Capital in order to adjust the fixed charge coverage ratio (FCC) covenant to better correlate current and expected levels of capital spending and other fixed charges with earnings before taxes, interest and depreciation (EBITDA). The following table compares the FCC ratio before and after the amendment.

Quarterly Period Ending	Before Amendment	After Amendment
9/30/11	1.10	1.00
12/31/11	1.25	1.00
3/31/12	1.25	1.00
6/30/12	1.25	1.00
9/30/12	1.25	1.00
12/31/12	1.35	1.25
3/31/13	1.35	1.25
6/30/13	1.35	1.25
9/30/13	1.35	1.25
12/31/13 and Thereafter	1.50	1.25

The amendments also provide that the company will assure that the total outstanding under the revolving credit agreement shall be at least $10 million less than the total committed amount of $100 million during the period commencing September 30, 2011 and ending on September 30, 2012.

The company had approximately $74.0 million outstanding under the revolving credit agreement and $17.1 million outstanding under the Prudential fixed rate notes as of the date of the amendment.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The following exhibits are furnished pursuant to Item 1.01, are not considered "filed" under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any of the previous or future filings of NN, Inc. under the Securities Act of 1933, as amended, or the Exchange Act.

Exhibit Number         Description of Exhibit

            10.1                 Amendment No. 1 to Third Amended and Restated Note Purchase and Shelf Agreement.
        10.2         Amendment No. 2 to Second Amended and Restated Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NN, INC.

Date: October 6, 2011	By:	/s/ William C. Kelly, Jr.
Name : William C. Kelly Jr.
Title: Vice President and Chief Administrative Officer